EXHIBIT 99
Wireless Ronin Reports 2007 Third Quarter Results
Key recent highlights include:
•	Year-to-date revenue of $4.4 million through the third quarter, up 128 percent from $1.9 million in 2006

•	Maintains year-to-date 2007 gross margin levels near 40 percent goal

•	Continues expansion of key customer relationships

•	Integrates McGill Digital Solutions to expand vertical market footprint
MINNEAPOLIS — November 8, 2007 —Wireless Ronin Technologies, Inc. (NASDAQ: RNIN) today announced its financial results for the 2007 third quarter. The company reported revenue of $1.1 million for the third quarter of 2007, in comparison to $1.0 million in the third quarter of 2006, a net loss of $2.4 million compared to a net loss of $2.2 million last year, and a basic and diluted loss per share of $0.17 compared to a basic and diluted loss per share of $2.53 last year. The increase in the net loss for the 2007 third quarter was primarily attributable to only slightly increased year-over-year revenue that was outpaced by expense growth over the same period. Third-quarter results also benefited from an increase in interest income resulting from investment of the net proceeds of the company’s initial public offering and the June follow-on equity offering. Also included in the 2006 third quarter loss was $1.6 million of interest expense, which was eliminated for the 2007 reporting period. Third-quarter results also included costs of approximately $149,000, or $0.01 per basic and diluted share, of non-cash stock option expense related to FAS123R. The company adopted FAS123R for reporting purposes in the first quarter of 2006.
“With three quarters of 2007 under our belt, we believe that we have built a solid foundation for this company to be successful going forward,” said Jeffrey Mack, president and CEO. “Wireless Ronin is a strong company with a unique and highly differentiated technology platform, driven by state-of-the-art proprietary software. The strength of the balance sheet and our cash reserves give us a firm financial platform to continue to pursue the significant market potential in front of us. We have made significant investments in building a high-quality sales team. We are encouraged as the company’s pipeline continues to grow, and also by the year-over-year growth through the first nine months of 2007 and our ability to maintain gross margin levels of nearly 40 percent. Though we were disappointed last month when we saw the need to lower our revenue expectations for 2007, I am confident in our future success as I look at the opportunities in front of us to expand within key vertical markets, specifically retail, automotive and quick-serve restaurants.
Year-to-Date Results
For the first nine months of 2007, the company reported revenue of $4.4 million compared to $1.9 million in the first three quarters of 2006, a net loss of $6.4 million compared to a net loss of $6.3 million last year, and a basic and diluted loss per share of $0.55 compared to a basic and diluted loss per share of $7.79 last year. The increase in net loss during 2007 was primarily attributable to the increase in year-over-year revenue as well as the decline in interest expense, as the company’s debt has been virtually eliminated. Offsetting these benefits were a substantial increase in sales and marketing expense to support growth opportunities as well as higher general and administrative expense associated with being a public company. The decline in basic and diluted loss per share was due primarily to the increase in shares outstanding. The 2007 results also included costs of approximately $881,000, or $0.08 per basic and diluted share, of non-cash stock option expense related to FAS123R.
“With an opportunity pipeline in excess of $300 million, we believe we are well-positioned to be successful in 2008 and in gaining further momentum toward achieving our profitability objectives,” concluded Mack. “There continues to be significant enthusiasm for our core product, RoninCast®, among current and prospective customers, but we do not believe it is appropriate to give 2008 revenue projections at this time, due to the unpredictable nature of our sales cycles and the implementation delays we discussed last month. At the end of the day, we believe that the digital signage industry is in its infancy with tremendous growth potential across multiple vertical markets. Our confidence in our future success is the result of the opportunities that lie ahead of us and our ability to capitalize on them, yet we prefer to take a more cautious approach in predicting that momentum. As a result, we intend not to provide revenue guidance for the foreseeable future.”

Operations Detail
For the third quarter of 2007, year-to-date gross margins averaged 38.6 percent, compared to a gross margin of 60.1 percent through the first three quarters of 2006. Gross margin levels in 2007 continue to re-build from 2006 as a greater percentage of higher-margin software revenue continues to get added into the product mix.
Third quarter 2007 operating expenses totaled $3.2 million, compared to $1.2 million in the prior year. Included in those totals was FAS 123R-related expense of approximately $881,000 and $621,000, respectively.
General and administrative expense for the 2007 third quarter was $2.2 million compared to $0.7 million during the same period last year, primarily reflecting higher staffing levels and additional expenses as a result of the McGill acquisition. Increased expenses also resulted from higher professional services fees, in FAS 123R-related expenses.
Sales and marketing expense totaled $0.7 million in the third quarter of 2007, compared to $0.3 million in the third quarter of 2006. The year-over-year increase in sales and marketing expense resulted from the further investment in building the team of sales associates, higher commission costs as well as expenses related to tradeshows, marketing and other new business generation activities.
Cash and marketable securities at September 30, 2007 totaled approximately $33.8 million compared to $15.5 million at December 31, 2006, reflecting the addition of the proceeds from the company’s recent follow-on equity offering. Due to the company’s loss carryforward position, it does not currently pay income taxes.
A conference call to review the third-quarter results and to provide further information regarding the company’s active proposals and opportunity pipeline is scheduled for today at 4:00 p.m. (CST). A live webcast of Wireless Ronin’s earnings conference call can be accessed on the Investor section of its corporate website at www.wirelessronin.com. Alternatively, a live broadcast of the call may be heard by dialing (888) 633-9563 inside the United States or Canada, or by calling (706) 679-6372 from international locations. An operator will direct you to the Wireless Ronin conference call. A webcast replay of the call will be archived on Wireless Ronin’s corporate Web site. An archive of the call is also accessible via telephone by dialing (800) 642-1687 domestically and (706) 645-9291 internationally with pass code 21385471. The conference call archive will be available through November 22, 2007.
About Wireless Ronin Technologies, Inc.
Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast®, a complete software solution designed to address the evolving digital signage marketplace. RoninCast® provides clients with the ability to manage a digital signage network from one central location. The software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration. An array of services is offered by Wireless Ronin to support RoninCast® including consulting, creative development, project management, installation, and training. The company’s common stock is traded on the NASDAQ Global Market under the symbol “RNIN”.
This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the Company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products; dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission, on August 10, 2007.

In addition, this release contains certain non-GAAP financial measures, including references to adjusted operating loss. As compared to the nearest GAAP measurement for our company, adjusted operating loss represents operating loss with the add-back of depreciation and amortization, termination of partnership agreement and stock-based compensation expense. The Company uses adjusted operating loss as internal measurement of operating performance. Adjusted operating loss as the Company defines it may not be comparable to similar measurements used by other companies and is not a measure of performance or liquidity presented in accordance with GAAP. The Company believes that adjusted operating loss is an important component of its financial results because it is a widely used measurement within the Company’s industry to evaluate performance. The Company uses adjusted operating loss as a means of evaluating its financial performance compared with its competitors. This non-GAAP measurement should not be used as a substitute for operating loss. A reconciliation of adjusted operating loss to operating loss for the three and nine months ended September 30, 2007 and 2006 is provided herein.
CONTACTS:
Investors
John Witham — CFO
jwitham@wirelessronin.com
(952) 564-3520
Media
Holly Heitkamp — Marketing Coordinator
hheitkamp@wirelessronin.com
(952) 564-3560

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$28,049,486	$8,273,388
Marketable securities — available-for-sale	5,324,175	7,193,511
Accounts receivable, net	3,383,717	1,128,730
Income Taxes Receivable	290,769
Inventories	660,470	255,850
Prepaid expenses and other current assets	245,232	148,024

Total current assets	37,953,849	16,999,503

PROPERTY AND EQUIPMENT, net	1,662,243	523,838

OTHER ASSETS
Goodwill	2,240,823	—
Restricted cash	450,000	—
Deposits	39,994	22,586

Total other assets	2,730,817	22,586

TOTAL ASSETS	$42,346,909	$17,545,927

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Current maturities of long-term obligations	$116,391	$106,311
Accounts payable	1,874,749	948,808
Deferred revenue	531,699	202,871
Accrued liabilities	940,297	394,697

Total current liabilities	3,463,136	1,652,687

LONG-TERM LIABILITIES
Capital lease obligations, less current maturities	89,056	155,456

Total long-term liabilities	89,056	155,456

Total liabilities	3,552,192	1,808,143

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Capital stock, $0.01 par value, 66,666,666 shares authorized

Preferred stock, 16,666,666 shares authorized, no shares issued and outstanding at September 30, 2007 and December 31, 2006	—	—
Common stock, 50,000,000 shares authorized; 14,457,705 and 9,825,621 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	144,577	98,256
Additional paid-in capital	78,200,843	49,056,509
Accumulated deficit	(39,846,513)	(33,433,713)
Accumulated other comprehensive income (loss)	295,810	16,732

Total shareholders’ equity	38,794,717	15,737,784

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$42,346,909	$17,545,927

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Sales
Hardware	$429,578	$395,468	$2,949,816	$963,550
Software	119,179	539,700	472,018	841,246
Services and other	575,176	48,020	953,398	112,618

Total sales	1,123,933	983,188	4,375,232	1,917,414

Cost of sales
Hardware	263,961	309,298	1,999,669	705,769
Software	1,007	—	1,007	—
Services and other	444,797	22,033	685,376	59,495

Total cost of sales	709,765	331,331	2,686,052	765,264

Gross profit	414,168	651,857	1,689,180	1,152,150

Operating expenses:
Sales and marketing expenses	715,016	278,973	1,993,191	1,057,790
Research and development expenses	319,945	193,343	827,234	623,883
General and administrative expenses	2,210,632	740,856	5,486,439	2,482,784
Termination of partnership agreement	—	—	653,995	—

Total operating expenses	3,245,593	1,213,172	8,960,859	4,164,457

Operating loss	(2,831,425)	(561,315)	(7,271,679)	(3,012,307)

Other income (expenses):
Interest expense	(11,758)	(1,602,425)	(32,273)	(2,949,621)
Loss on debt modification	—	—	—	(367,153)
Interest income	467,740	2,346	899,724	8,834
Other	(7,081)	1,403	(8,572)	1,962

	448,901	(1,598,676)	858,879	(3,305,978)

Net loss	$(2,382,524)	$(2,159,991)	$(6,412,800)	$(6,318,285)

Basic and diluted loss per common share	$(0.17)	$(2.53)	$(0.55)	$(7.79)

Basic and diluted weighted average shares outstanding	14,369,262	854,169	11,565,993	811,174

WIRELESS RONIN TECHNOLOGIES, INC
2007 SUPPLEMENTARY QUARTERLY FINANCIAL DATA
Supplementary Data

	2006					2007
Income (Loss) Statement	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	TOTAL	First Quarter	Second Quarter	Third Quarter	TOTAL
Sales	$601,566	$332,660	$983,188	$1,227,975	$3,145,389	$196,436	$3,054,863	$1,123,933	$4,375,232

Cost of Sales	227,190	206,743	331,331	780,003	1,545,267	103,263	1,873,024	709,765	2,686,052

Operating Expenses	1,656,819	1,294,466	1,213,172	1,753,999	5,918,456	3,284,664	2,430,602	3,245,593	8,960,859

Interest Expense	479,083	868,113	1,602,425	7,174,595	10,124,216	10,881	9,634	11,758	32,273

Loss on debt modification	171,954	195,199	—	—	367,153	—	—	—	—

Other	(837)	(6,210)	(3,749)	(11,170)	(21,966)	(151,807)	(278,686)	(460,659)	(891,152)

Net Loss	$(1,932,643)	$(2,225,651)	$(2,159,991)	$(8,469,452)	$(14,787,737)	$(3,050,565)	$(979,711)	$(2,382,524)	$(6,412,800)

FASB 123R	373,568	156,105	91,735	165,806	787,214	596,020	136,339	148,544	880,903
(included in operating Expenses)
Reconciliation Between GAAP and Adjusted Operating Loss

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
GAAP Operating Loss	$(2,831,425)	$(561,315)	$(7,271,679)	$(3,012,307)

Adjustments:
Depreciation and amortization	124,844	318,629	265,617	629,588
Old Building Remaining Lease Oblig.W/O	191,207		191,207
Termination partnership agreement			653,995
Stock-based compensation expense	148,544	91,735	880,903	621,408

Total Operating Expense Adjustment	464,595	410,364	1,991,722	1,250,996

Adjusted Operating Loss	$(2,366,830)	$(150,951)	$(5,279,957)	$(1,761,311)